Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Trigger Autocallable Optimization Securities linked to the WisdomTree Japan Hedged Equity Fund due June 4, 2018	$4,061,700.00	$554.02

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 17, 2012)

UBS AG Trigger Autocallable Optimization Securities

UBS AG $4,061,700 Securities linked to the WisdomTree Japan Hedged Equity Fund due June 4, 2018

Investment Description

UBS AG Trigger Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the shares of the WisdomTree Japan Hedged Equity Fund (the “underlying equity”). The Securities are designed for investors who believe that the price of the underlying equity will remain flat or increase during the term of the Securities. If the underlying equity closes at or above the initial price on any observation date (quarterly, beginning after one year), UBS will automatically call the Securities and pay you a call price equal to the principal amount per Security plus a call return. The call return increases the longer the Securities are outstanding. If by maturity the Securities have not been called, UBS will either repay the full principal amount or, if the underlying equity closes below the trigger price on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Call Return — UBS will automatically call the Securities for a call price equal to the principal amount plus a call return if the closing price of the underlying equity on any observation date (quarterly, beginning after one year) is equal to or greater than the initial price. The call return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the price of the underlying equity does not close below the trigger price on the final valuation date, UBS will pay you the principal amount per Security at maturity. If the price of the underlying equity closes below the trigger price on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	May 29, 2013
Settlement Date*	May 31, 2013
Observation Dates**	Quarterly, after 1 year (see page 4)
Final Valuation Date**	May 29, 2018
Maturity Date**	June 4, 2018

*	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to a trade expressly agree otherwise.
**	Subject to postponement in the event of a market disruption event, as described in the TAOS product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-15 OF THE TRIGGER AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to the Securities linked to the shares of the WisdomTree Japan Hedged Equity Fund. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment) and integral multiples of $10.00 in excess thereof.

Underlying Equity	Ticker	Call Return Rate	Initial Price	Trigger Price	CUSIP	ISIN
WisdomTree Japan Hedged Equity Fund	DXJ	8.00% per annum*	$47.79	$31.30, which is 65.49% of the Initial Price	90271C544	US90271C5444
*	If the Securities are called, your call return will vary depending on the observation date on which the Securities are called.

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Trigger Autocallable Optimization Securities (“TAOS”) product supplement relating to the Securities, dated January 17, 2012, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the WisdomTree Japan Hedged Equity Fund	$4,061,700.00	$10.00	$101,542.50	$0.25	$3,960,157.50	$9.75

UBS Financial Services Inc.	UBS Investment Bank
Pricing Supplement dated May 29, 2013

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the securities we may offer, including the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TAOS product supplement dated January 17, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512013091/d281716d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “TAOS product supplement” mean the UBS product supplement, dated January 17, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the underlying equity will close at or above the initial price on one of the specified observation dates.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the applicable call return.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You are willing to invest in the Securities based on the trigger price indicated on the cover hereof.

♦	You do not seek current income from this investment and are willing to forgo dividends paid on the underlying equity.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦	You are unwilling to invest in the Securities based on the trigger price indicated on the cover hereof.

♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 5 years, unless called earlier.
Underlying Equity	The shares of the WisdomTree Japan Hedged Equity Fund.
Call Feature	The Securities will be called if the closing price of the underlying equity on any observation date (quarterly, beginning after one year) is equal to or greater than the initial price. If the Securities are called, UBS will pay you on the applicable call settlement date a cash payment per Security equal to the call price for the applicable observation date.
Call Settlement Dates	Two business days following each observation date, except that the call settlement date for the final valuation date is the maturity date.
Call Return	The call return increases the longer the Securities are outstanding and is based upon a rate of 8.00% per annum for the Securities.
Call Price	The call price equals the principal amount per Security plus the applicable call return.

The table below reflects the call return rate of 8.00% per annum for the Securities.

Observation Date(1)	Call Settlement Date	Call Return	Call Price (per Security)
June 2, 2014	June 4, 2014	8.0000%	$10.8000
August 29, 2014	September 3, 2014	10.0000%	$11.0000
December 1, 2014	December 3, 2014	12.0000%	$11.2000
March 2, 2015	March 4, 2015	14.0000%	$11.4000
May 29, 2015	June 2, 2015	16.0000%	$11.6000
August 31, 2015	September 2, 2015	18.0000%	$11.8000
November 30, 2015	December 2, 2015	20.0000%	$12.0000
February 29, 2016	March 2, 2016	22.0000%	$12.2000
May 31, 2016	June 2, 2016	24.0000%	$12.4000
August 29, 2016	August 31, 2016	26.0000%	$12.6000
November 29, 2016	December 1, 2016	28.0000%	$12.8000
February 28, 2017	March 2, 2017	30.0000%	$13.0000
May 30, 2017	June 1, 2017	32.0000%	$13.2000
August 29, 2017	August 31, 2017	34.0000%	$13.4000
November 29, 2017	December 1, 2017	36.0000%	$13.6000
February 28, 2018	March 2, 2018	38.0000%	$13.8000
May 29, 2018	June 4, 2018	40.0000%	$14.0000

Payment at Maturity (per Security)

If the Securities have not been called and the final price is equal to or greater than the trigger price, at maturity we will pay you an amount in cash equal to the principal amount: $10.00.

If the Securities have not been called and the final price is less than the trigger price, at maturity we will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is proportionate to the decline of the underlying equity, for an amount equal to:

$10.00 + ($10.00 × underlying return).

Underlying Return	Final Price – Initial Price
Initial Price
Trigger Price	$31.30, which is 65.49% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TAOS product supplement).
Initial Price	$47.79, which is the closing price of the underlying equity on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TAOS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)	Subject to the market disruption event provisions set forth in the TAOS product supplement beginning on page PS-32.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. These risks are explained in more detail in the “Risk Factors” section of the TAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Securities. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is above the trigger price.

♦

Your potential return on the Securities is limited to the call return — The return potential of the Securities is limited to the call return regardless of the appreciation of the underlying equity. In addition, because the call return increases the longer the Securities have been outstanding, the call price payable on earlier observation dates is less than the call price payable on later observation dates. The earlier a Security is called, the lower your return will be. If the Securities are not called, you may be exposed to the decline in the underlying equity even though you cannot participate in any of the underlying equity’s potential appreciation.

♦

Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the price of such equity could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher call return rate for that Security. However, while the call return rate is a fixed amount, an underlying equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Reinvestment risk — If your Securities are called early, the term of the Securities will be reduced and you will not receive any payment on the Securities after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Securities may be called as early as 1 year after issuance, you should be prepared in the event the Securities are called early.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity or the securities constituting the assets of the underlying equity. These factors may include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the underlying equity with the SEC.

♦

Owning the Securities is not the same as owning the underlying equity — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities and you will not participate in such appreciation.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the Securities are not automatically called, you will not receive any positive return on your Securities and you may lose some or all of your initial investment.

♦

There is no affiliation between UBS and the issuers of the constituent stocks of the underlying equity (the “underlying equity constituent stock issuers”), and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the underlying equity constituent stock issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity constituent stock issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity or the underlying equity constituent stock issuers. You, as an investor in the Securities, should make your own investigation into the underlying equity and the underlying equity constituent stock issuers. The underlying equity constituent stock issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The underlying equity constituent stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price or trigger price. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF” in the product supplement. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦

Failure of the underlying equity to track the level of the underlying index — While the underlying equity is designed and intended to track the level of a specific index (an ”underlying index”), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Securities.

♦

The Securities are subject to currency exchange rate risk — The WisdomTree Japan Hedged Equity Fund (“DXJ Fund”) invests in securities that are traded and quoted in a foreign currency. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currency in which such securities trade. The value of the currency of Japan in which the DXJ Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, the Japanese government, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each non-U.S. security in the portfolio of DXJ Fund. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currency, the value of securities in which the DXJ Fund invests will be adversely affected and the value of the Securities may decrease. Please refer to the “The Securities are subject to currency hedge risk” risk factor below for more information.

♦

The Securities are subject to non-U.S. securities market risk — The Securities linked to shares of the DXJ Fund are subject to risks associated with a non-U.S. securities market. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S.economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦

Risks associated with Japanese securities markets — The DXJ Fund tracks the value of certain Japanese equity securities. You should be aware that investments in securities linked to the value of Japanese equity securities involve particular risks. The Japanese securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Additionally, securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between the Japanese yen and the U.S. dollar, the possibility of outbreaks of hostility and political instability and the possibility of natural disasters or adverse public health developments in Japan or Asia. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦

The Securities are subject to currency hedge risk — The DXJ Fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index. The WisdomTree Japan Hedged Equity Index provides exposure to Japanese equity markets while at the same time neutralizing exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar. Constituent stocks are of companies within the WisdomTree Japan Dividend Index. The WisdomTree Japan Dividend Index “hedges” against fluctuations in the relative value of the Japanese yen against the U.S. dollar.

While the WisdomTree Japan Dividend Index is designed and intended to have higher returns than an equivalent non-currency hedged investment when the Japanese yen is weakening relative to the U.S. dollar, various factors may prevent the WisdomTree Japan Dividend Index from fully reducing exposure to the risk of the Japanese yen weakening relative to the U.S. dollar, which may adversely impact the underlying return and therefore the value of your Securities and any amount payable at maturity. The WisdomTree Japan Dividend Index is also designed and intended to have lower returns than an equivalent unhedged investment when the Japanese yen is rising relative to the U.S. dollar. Consequently, the weakening of the U.S. dollar relative to the Japanese yen will likely have less of a positive impact on the underlying return (as compared to returns of an equivalent unhedged investment) and therefore on the value of your Securities and any amount payable at maturity.

♦

There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

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Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 5 years
Initial Price:	$47.79
Call Return Rate:	8.00% per annum (or 2.00% per quarterly period)
Observation Dates:	Quarterly, beginning after 1 year
Trigger Price:	$31.30 (which is 65.49% of the Initial Price)

Example 1 — Securities are Called on the First Observation Date

Closing Price at first Observation Date:	$55.00 (at or above Initial Price, Securities are called)
Call Price (per Security):	$10.80

Since the Securities are called on the first observation date (which is approximately one year after the trade date), UBS will pay you on the call settlement date a total call price of $10.80 per $10.00 principal amount (8.00% return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price at first Observation Date:	$35.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$30.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$32.00 (below Initial Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$50.00 (at or above Initial Price, Securities are called)

Call Price (per Security):	$14.00

Since the Securities are called on the final valuation date, UBS will pay you on the call settlement date (which coincides with the maturity date in this example) a total call price of $14.00 per $10.00 principal amount (40.00% return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is above the Trigger Price

Closing Price at first Observation Date:	$35.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$30.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$28.00 (below Initial Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$32.00 (below Initial Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00

Since the Securities are not called and the final price is above or equal to the trigger price, at maturity UBS will pay you a total of $10.00 per $10.00 principal amount (a zero percent return on the Securities).

Example 4 — Securities are NOT Called and the Final Price is below the Trigger Price

Closing Price at first Observation Date:	$35.00 (below Initial Price, Securities NOT called)
Closing Price at second Observation Date:	$32.00 (below Initial Price, Securities NOT called)
Closing Price at third Observation Date:	$23.00 (below Initial Price and Trigger Price, Securities NOT called)
Closing Price at fourth to sixteenth Observation Date:	Various (each below Initial Price, Securities NOT called)
Closing Price at Final Valuation Date:	$19.12 (below Initial Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 + ($10 × Underlying Return)
$10.00 + ($10 × -60%)
$10.00 – $6.00
$4.00

Since the Securities are not called and the final price is below the trigger price, at maturity UBS will pay you a total of $4.00 per $10.00 principal amount (a 60% loss on the Securities).

Information about the Underlying Equity

All disclosures contained in this pricing supplement regarding the underlying equity are derived from publicly available information. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the underlying equity. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Included on the following pages is a brief description of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2009, 2010, 2011, 2012 and the first calendar quarter of 2013. Partial data is provided for the second calendar quarter of 2013. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

WisdomTree Japan Hedged Equity Fund

We have derived all information contained in this pricing supplement regarding the WisdomTree Japan Hedged Equity Fund (the “DXJ Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by the WisdomTree Trust (the “Trust”). Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the DXJ Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the DXJ Fund.

The DXJ Fund seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index. The WisdomTree Japan Hedged Equity Index provides exposure to Japanese equity markets while at the same time neutralizing exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar. Constituent stocks are of companies within the WisdomTree Japan Dividend Index. The WisdomTree Japan Dividend Index “hedges” against fluctuations in the relative value of the Japanese yen against the U.S. dollar. The WisdomTree Japan Dividend Index is designed to have higher returns than an equivalent non-currency hedged investment when the yen is weakening relative to the U.S. dollar. Conversely, the WisdomTree Japan Dividend Index is designed to have lower returns than an equivalent unhedged investment when the yen is rising relative to the U.S. dollar.

The DXJ Fund employs a “passive management” — or indexing — investment approach designed to track the performance of the WisdomTree Japan Hedged Equity Index. The Fund attempts to invest substantially all of its assets in the common stocks that make up the WisdomTree Japan Hedged Equity Index. The DXJ Fund generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the Index whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the WisdomTree Japan Hedged Equity Index as a whole.

As of March 31, 2013, the net expense ratio of the DXJ Fund is expected to accrue at an annual rate of 0.48% of the DXJ Fund’s daily net asset value. Expenses of the DXJ Fund reduce the net value of the assets held by the DXJ Fund and, therefore, reduce value of the shares of the DXJ Fund.

As of March 31, 2013, the DXJ Fund held stocks of Japanese companies in the following industry sectors: Industrials (23.32%), Consumer Discretionary (18.87%), Information Technology (15.47%), Health Care (14.02%), Materials (11.47%), Consumer Staples (9.51%), Financials (7.25%) and Energy (0.09%).

Information filed by the Trust with the SEC under the Securities Act of 1933, the Investment Company Act of 1940 and, where applicable, the Securities Exchange Act of 1934 can be found by reference to its SEC file number: 333-132380 and 811-21864. The DXJ Fund’s website is http://www.wisdomtree.com/etfs/fund-details.aspx?etfid=18#overview. Shares of the DXJ Fund are listed on the NYSE Arca under ticker symbol “DXJ.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the DXJ Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the DXJ Fund.

Historical Information

The following table sets forth the quarterly high and low closing prices for the DXJ Fund, based on daily closing prices as reported by Bloomberg. The closing price of the DXJ Fund on May 29, 2013 was $47.79. Past performance of the DXJ Fund is not indicative of the future performance of the DXJ Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	$38.70	$28.75	$32.78
4/1/2009	6/30/2009	$38.92	$33.13	$37.97
7/1/2009	9/30/2009	$41.72	$37.23	$40.60
10/1/2009	12/31/2009	$40.60	$37.35	$39.33
1/4/2010	3/31/2010	$42.74	$39.90	$42.24
4/1/2010	6/30/2010	$42.88	$35.57	$35.64
7/1/2010	9/30/2010	$37.19	$34.73	$36.02
10/1/2010	12/31/2010	$38.74	$34.55	$38.17
1/3/2011	3/31/2011	$41.21	$33.50	$36.87
4/1/2011	6/30/2011	$37.23	$34.39	$36.14
7/1/2011	9/30/2011	$37.06	$31.56	$32.52
10/3/2011	12/30/2011	$33.06	$30.49	$31.34
1/3/2012	3/30/2012	$37.02	$31.40	$36.90
4/2/2012	6/30/2012	$36.71	$30.08	$33.18
7/2/2012	9/28/2012	$33.42	$30.34	$31.62
10/1/2012	12/31/2012	$36.88	$30.77	$36.88
1/2/2013	3/28/2013	$44.23	$36.66	$43.18
4/1/2013*	5/29/2013*	$52.91	$40.82	$47.79

*	As of the date of this pricing supplement, available information for the second calendar quarter of 2013 includes data for the period from April 1, 2013 through May 29, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the performance of the DXJ Fund from September 20, 2006 through May 29, 2013, based on information from Bloomberg. The dotted line represents the trigger price of $31.30, which is equal to 65.49% of the closing price on May 29, 2013. Past performance of the DXJ Fund is not indicative of the future performance of the DXJ Fund.

What are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the TAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-49 of the TAOS product supplement including possible treatment as a ‘constructive ownership transaction’ subject to the constructive ownership rules of Section 1260 of the Code, as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that similarly do not guarantee full repayment of principal.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-47 of the TAOS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with there tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign states (by providing, for example, a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8. Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e, certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisers about the application of FATCA, in particular, if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax adviser regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.